Exhibit 16.1

Weinberg & Baer LLC
115 Sudbrook Lane, Baltimore, MD 21208
Phone (410) 702-5660

May 5, 2010

By Fax and Regular Mail:  202.772.9252
SEC – Office of the Chief Accountant
Attn:     SECPS Letter File
Securities and Exchange Commission
Mail Stop 6561
100 F Street, NE
Washington, DC 20549

Re:   Thwapr, Inc.

Dear Sirs:

We are the successor in interest of Alan Weinberg CPA, previously the principal accountants for Thwapr, Inc., formerly known as Seaospa, Inc. (Commission File Number 000-53640) (the “Company”), and Alan Weinberg CPA issued its report dated February 25, 2010 on the financial statements of the Company as of December 31, 2009 and 2008, and for the two years ended December 31, 2009 and 2008, and from inception (November 2, 2007) through December 31, 2009.

We have read the Company's statements under Item 4.01 of its Current Report on Form 8-K, dated May 4, 2010, and we concur with the information shown therein.

We confirm we had no disagreements with the Company, on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure during the period from inception, November 2, 2007, through May 5, 2010, which disagreements, if not resolved to the satisfaction of Weinberg & Baer LLC, as successor in interest to Alan Weinberg CPA, would have caused it to make a reference to the subject matter of the disagreements in connection with its reports.

Yours truly,

/s/ Weinberg & Baer LLC

Weinberg & Baer LLC